Free Writing Prospectus

VanEck Merk Gold Trust

2020-09-18-gold-audit

0001546652

Pursuant to 433/164

333-238022

BUREAU VERITAS

1828

Inspectorate reference: - 20006049 Date: - 21st September 2020

REPORT OF	**:**	**AUDIT**
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	18 September 2020
AUDIT COMMENCED	:	21 September 2020
AUDIT COMPLETED	:	21 September 2020

This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary:

The table set out below sets out the results for the Audit of Gold bullion in the vault as at 18 September 2020.

	Number of Bars	Fine weight	
ADVISED	529	212,286.670	Tr.oz
FOUND	529	212,286.670	Tr.oz
VARIANCE	0	0.000	Tr.oz

All bars were deemed to be London Good Delivery, Large Gold Bars said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure:

1. Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2. Visually checked each bar for the bar number and brand purity.

3. Verified that the bar numbers, brand purity and number of bars for each individual batch or pallet matches the records supplied by the Custodian and Administrator.

4. Compared the records of the Custodian against those provided by the Administrator and verified that the metal bullion bars are held in the name of the applicable account.

BUREAU VERITAS

Inspectorate reference: - 20006049 Date: - 21st September 2020

5. Check weighed a random selection of metal bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6. Reconciled the weights reported as per the paperwork supplied by the Custodian and the Administrator.

7. Reconciled the physical movement of bars which occurred during the inspection period and the completion date of the count.

8. Reported any anomalies discovered by the above procedures back to the Administrator.

Anomalies:
There were no anomalies identified in respect of the gold bars held by the custodian as at 18 September 2020 for the above numbered account.

Weighing:
Scales were provided by JP Morgan Chase Bank, N.A., London.
Calibration date below is external check date. Scales were calibrated with standard weights prior to weighing.

Scales used:

- Manufacturer: Sartorius
- Model Number: GBB14202S
- Serial Number: 26003312
- Calibration date: 5 August 2020
- Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of
INSPECTORATE INTERNATIONAL LIMITED

Benjamin Klinck